Form N-SAR,
Sub-Item 77Q1(g)

Nuveen Enhanced Municipal Credit
Opportunities Fund f/k/a Nuveen Dividend
Advantage Municipal Fund 3

811-10345

On April 11, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Municipal Advantage Fund, Inc., Nuveen Premium
Income Municipal Fund 4, Inc. and Nuveen Dividend
Advantage Municipal Fund 2 were transferred to the Nuveen Dividend Advantage Municipal Fund 3. The circumstances and details of the reorganization as well as a form of copy of the Agreement and Plan of Reorganization are contained in the SEC filing on Form 497 on October 22, 2015, Accession No. 0001193125-15-350920, which materials are herein incorporated by reference.